Exhibit 99.1

To Our Shareholders

Vornado’s Funds from Operations Adjusted for Comparability (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2012 was $964.1 million, $5.17 per diluted share, compared to $939.3 million, $4.90 per diluted share for the year ended December 31, 2011.

Total Funds from Operations (apples-to-apples plus one-timers) for the year ended December 31, 2012 was $818.6 million, $4.39 per diluted share, compared to $1,231.0 million, $6.42 per diluted share, for the year ended December 31, 2011.

Net Income attributable to common shares for the year ended December 31, 2012 was $549.3 million, $2.94 per diluted share, versus $601.8 million, $3.23 per diluted share, for the previous year.

Our core business is concentrated in New York and Washington, the two most important markets in the nation, is office and retail centric, and represents 91% of our EBITDA.

We have run Vornado for 33 years. Cash flow from the core business has increased in both total dollars and on a same-store basis for each of the first 32 years; however, this year both have decreased as a result of the decline in Washington results due to BRAC.

Here are our financial results (presented in EBITDA format) by business segment:

($ IN MILLIONS)	2012 Same Store		% of 2012 EBITDA	2012	2011	2010
EBITDA:	Cash	GAAP
New York:
Office	1.0%	2.4%	35.6%	561.6	538.9	518.9
Retail	2.6%	2.2%	12.0%	189.5	186.8	180.2
Alexander’s	32.7%	(0.8%)	2.6%	40.4	39.6	39.3
Hotel Pennsylvania	(3.4%)	(3.4%)	1.8%	28.4	30.0	23.8
Total NewYork	2.0%	2.0%	52.0%	819.9	795.3	762.2
Washington	(9.8%)	(8.6%)	22.6%	355.5	410.3	413.3
Retail – Strips and Malls	1.3%	1.2%	15.0%	236.4	229.9	224.6
Merchandise Mart	0.7%	4.5%	3.8%	60.1	52.7	52.7
LNR			5.0%	79.5	41.6	6.1
Real Estate Fund			1.6%	24.6	9.3	0.5
Toys “R” Us			n/a	334.6	339.0	340.0
				1,910.6	1,878.1	1,799.4
Other (see page 3 for details)				(91.0)	388.6	484.2
EBITDA before noncontrolling interests and gains on sale of real estate			100.0%	1,819.6	2,266.7	2,283.6

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2012, a copy of which accompanies this letter or can be viewed at www.vno.com.

Other EBITDA is comprised of:

($ in thousands)	2012	2011	2010

Corporate general and administrative expenses	(89,192)	(85,922)	(90,343)
555 California Street	40,544	44,724	45,392
Investment income	12,319	27,464	26,617
Interest income on mortgages receivable	13,861	14,023	10,319
Lexington Realty Trust	31,283	31,924	41,000
Other investments	39,386	37,049	63,232

Non-cash write-downs:

JC Penney:
Impairment loss	(224,937)	--	--
Mark-to-market of derivative position	(75,815)	12,984	130,153
Toys “R” Us impairment	(40,000)	--	--
Other	(11,792)	(13,794)	(31,577)

Recognition of unamortized discount on the subordinated debt of Independence Plaza	60,396	--	--
Gain on sale of Canadian trade shows	31,105	--	--
1290 Avenue of the Americas and 555 California Street priority return	13,222	--	--
Mezzanine loans loss reversal and net gain on disposition	--	82,744	53,100
Net gain on extinguishment of debt	--	83,907	92,150
Net gain from Suffolk Downs sale of partial interest	--	12,525	--
Recognition of disputed receivable from Stop & Shop	--	23,521	--
Discontinued operations – EBITDA of properties sold	87,023	118,467	139,871
Other, net	21,597	(1,016)	4,286
Total	(91,000)	388,600	484,200

The following chart reconciles Funds from Operations to Funds from Operations Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2012	2011	2010
Funds from Operations, as Reported	818.6	1,231.0	1,251.5
Adjustments for certain items that affect comparability:
Non-cash impairment loss on JC Penney owned shares	(224.9)	--	--
(Loss) income from mark-to-market of derivative positions in JC Penney	(75.8)	13.0	130.2
Non-cash impairment loss on investment in Toys “R” Us	(40.0)	--	--
Recognition of unamortized discount on the subordinated debt of Independence Plaza	60.4	--	--
1290 Avenue of the Americas and 555 California Street priority return and income tax benefit	25.3	--	--
After tax net gain on sale of Canadian trade shows	19.7	--	--
Net gain resulting from Lexington’s stock issuance	14.1	9.8	13.7
Discontinued operations – FFO of real estate sold	68.5	91.9	100.6
Mezzanine loans loss reversal and gain on disposition	--	82.7	53.1
Net gain on extinguishment of debt	--	83.9	77.1
Recognition of disputed receivable from Stop & Shop	--	23.5	--
Write-off of development costs	--	--	(30.0)
Other	(2.4)	6.5	14.5
Noncontrolling interests’ share of above adjustments	9.6	(19.6)	(24.6)
Total adjustments	(145.5)	291.7	334.6
Funds from Operations Adjusted for Comparability	964.1	939.3	916.9
Funds from Operations Adjusted for Comparability per share	5.17	4.90	4.83

Funds from Operations Adjusted for Comparability increased $0.27 per share in 2012, or 5.5%, to $5.17 from $4.90, as detailed below:

($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Same Store Operations:
New York	15.6	0.08
Washington	(35.2)	(0.17)
Retail	2.8	0.01
Merchandise Mart	3.5	0.02
Acquisitions, net of interest expense	12.7	0.06
Toys “R” Us	14.7	0.07
LNR	39.0	0.19
Vornado Capital Partners	15.4	0.08
Investment Income	(15.9)	(0.08)
Interest Expense	(1.6)	(0.01)
Other, primarily Washington properties taken out of service (0.10 per share) and lease cancellation and development fees last year	(26.2)	(0.12)
Accretion from decreased share count	--	0.14
Increase in Comparable FFO	24.8	0.27

In 2012, we realized net gains from the sale of real estate of $487.4 million.(1)  These sales are summarized as follows:

($ IN MILLIONS)	Proceeds	Net Gains
Kings Plaza Mall (32.4% interest)	243.3	180.0
Merchandise Mart:
350 West Mart Center	228.0	54.9
Canadian Trade Shows	53.0	19.2
Boston Design Center	72.4	5.3
Washington Design Center	50.0	--
LA Mart	53.0	--
Washington Office Center	200.0	126.6
Reston Executive Center	126.2	36.7
12 Non-Core Retail Assets	156.7	19.7
Independence Plaza – recapitalization	--	45.0
Total	1,182.6	487.4

After costs, debt repayments and distributions to shareholders of $202 million, we realized $789 million.  Thanks to Mike DeMarco, who very ably took the lead in selling the Mart assets and the two big malls.

These gains were partially offset by non-cash impairment losses aggregating $139.3 million,(1) primarily Broadway Mall and South Hills Center.

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1       NAREIT’s definition of FFO excludes gains or losses on sale of real estate.

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
	Adjusted for Comparability
		FFO
	EBITDA	Amount	Per Share	Shares Outstanding
2012	1,964,150	964,125	5.17	197,310
2011	1,952,633	939,273	4.90	196,541
2010	1,865,310	916,884	4.83	195,746
2009	1,794,950	758,603	4.37	194,082
2008	1,805,524	743,635	4.54	168,903
2007	1,725,957	721,230	4.39	167,672
2006	1,385,243	559,361	3.59	166,513
2005	1,040,257	523,661	3.61	156,487
2004	933,732	500,786	3.76	145,407
2003	794,461	402,175	3.45	137,754
2002	785,026	367,967	3.27	129,586

FFO has grown at 10.1% per year over ten years (4.7% on a per share basis) and 5.98% per year over five years (3.3% on a per share basis).

Acquisitions/Dispositions/Fund

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy.  Here is a ten-year schedule of acquisitions and dispositions:

	Acquisitions(2)		Dispositions
($ IN THOUSANDS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds	Net Gain
2013 to date	--	--	4	1,004,000	261,850
2012	10	1,365,200	23	1,222,274	454,005
2011	12	1,499,100	7	389,212	137,846
2010	15	542,400	5	137,792	56,830
2009	--	--	16	262,838	42,987
2008	3	31,500	6	493,172	171,110
2007	38	4,063,600	5	186,259	60,126
2006	32	2,177,000	3	105,187	31,662
2005	31	4,686,000	--	--	--
2004	17	511,800	1	12,900	9,850
2003	9	533,000	3	299,852	161,022
	167	15,409,600	73	4,113,486	1,387,288

2012 was a good year for acquisitions (outlined below).  Kudos to Michael Franco and Wendy Silverstein, Co‑Heads of Acquisitions, and the 45th floor team for outstanding performance.

			Square Feet/Residential Units
($ IN THOUSANDS)		Asset Cost	Our Ownership	Total
666 Fifth Avenue Retail	NY	707,000	114,000	114,000
1535 Broadway (Marriott Marquis Retail and Signage)	NY	240,000	64,000	64,000
Independence Plaza (58.8% interest)	NY	159,800	781 units	1,328 units
50/70 West 93rd Street (49.9% interest)	NY	50,900	163 units	327 units
608 Fifth Avenue – Office and Retail	NY	33,900	121,000	121,000
701 Seventh Avenue Mezzanine Loan	NY	93,700	--	--

Vornado Capital Partners(3) – 4 transactions (25% interest)		79,900	132,800	531,200
		1,365,200

In 2012, the Fund invested $320 million ($79.9 million our share) in four deals: 1100 Lincoln Road (Miami Beach - Retail), 800 Corporate Pointe (Culver City - Office), 520 Broadway (Santa Monica - Office) and 501 Broadway (New York - Retail).  For further information, see page 5 of our 2012 Form 10‑K.

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2       Excludes marketable securities.

3     We are the general partner, a 25% limited partner and the investment manager of Vornado Capital Partners (the “Fund”), an $800 million real estate fund.  It is our exclusive investment vehicle during its three-year investment period ending July 2013, excluding carve-outs for land and ground-up development; investments using our securities; investments related to our current properties; and noncontrolling interests in equity and debt securities.

Capital Markets

Since January 1, 2012, we have executed the following capital markets transactions:

•         We refinanced 1290 Avenue of the Americas in a single asset CMBS for $950 million ($452 per square foot) 3.3%  interest-only for 10 years, which replaced the existing 6.82%, $409 million mortgage. (4)

•         We completed an additional ten financings secured by real estate aggregating $1.799 billion at a weighted average interest rate of 3.30% and a weighted average term of 7.7 years.  Four of these financings were to support newly acquired assets; the other six yielded $74 million of net proceeds.

•          We extended a $1.250 billion tranche of our $2.5 billion unsecured revolving credit facilities by two years to June 2017, with two 6-month extension options.  The interest rate was lowered from LIBOR plus 1.35% with a 0.30% facility fee (drawn or undrawn) to LIBOR plus 1.15% with a 0.20% fee.  The second $1.250 billion facility matures in November 2015 and has a one-year extension option.

•         We redeemed $500 million of exchangeable senior debentures, which had a GAAP interest rate of 5.32% and repaid $200 million of secured debt, which had a weighted average interest rate of 5.89%.

•         We issued 5.4% Series L and 5.7% Series K perpetual preferred shares (callable after five years without penalty) totaling $600 million, and we redeemed $517 million of preferred shares and units (at a $9 million discount), which had a weighted average rate of 6.82%, resulting in an annual savings of $6.6 million.

At year-end we had $2.505 billion of liquidity, comprised of $1.175 billion of cash, restricted cash and marketable securities(5) and $1.330 billion undrawn under our $2.5 billion revolving credit facilities. After unwinding year-end tax stuff, we repaid the line in full.  Today, we have $3.2 billion of liquidity.

Debt is now 36.2% of our market-value balance sheet.  Since stock prices fluctuate, we believe an even better measure of leverage may be debt to EBITDA – ours is currently 6.5x, down from 8.1x in 2008.

Vornado remains committed to maintaining our investment grade rating.

Our Capital Markets “A team” is headed by EVPs Michael Franco and Wendy Silverstein with SVPs Dan Guglielmone and Richard Reczka. Thank you to Shannon Bauer and Adam Green.

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4     Think about it, we realized proceeds of $541 million at an interest cost of 64 basis points.

5     Excluding JC Penney securities.

Report Card

Here is a chart showing Vornado’s total return compared to the Office REIT and RMS indices for various periods ending December 31, 2012 and for 2013 year-to-date:

	Vornado	Office REIT Index	RMS Index
2013 YTD	9.5%	10.2%	10.5%
One-year	9.2%	14.2%	17.8%
Three-year	28.2%	34.1%	64.5%
Five-year	9.6%	7.2%	31.2%
Ten-year	228.5%	135.6%	199.1%
Fifteen-year	248.7%	174.9%	251.8%
Twenty-year	1,446.0%	n/a	n/a

      The Office REIT Index is compiled by NAREIT and was first published nineteen years ago.  RMS is the Morgan Stanley REIT Index and was first published fifteen years ago.

This year, for the first time, we have included for comparative purposes the Office REIT Index; after all, we are primarily an office company.  Interestingly, the Office REIT Index has under-performed the RMS across the board (sort of indicating that office has underperformed other property types over all periods of time). We outperformed the Office REIT Index for the five year period and both indices for the ten year period.

We are very pleased with 2012 performance overall and with our progress and accomplishments in achieving our goals set forth in last year’s letter.

We commenced quarterly conference calls in 2012’s second quarter.

We sold out of the Mart business asset-by-asset in five separate transactions, realizing $456.4 million of proceeds and $79.4 million of net gain.  We are now down to the big building and tag ends.  Beginning in 2013, we will no longer show the Mart business as a separate segment.  The Mart business has been good to us, yielding a 9.7% unlevered IRR, a 13.9% levered IRR, over a 15-year holding period.

In July 2012, we completed a transformative 572,000 square foot headquarters lease at the Chicago Merchandise Mart building with Motorola Mobility, owned by Google.  This lease transformed the Mart building into the bull’s eye for creative and tech tenants in the young and hip River North section of Chicago.  And, the Mart building remains the pre-eminent location for residential and contract furniture showrooms and related trade shows.  We expect the income and value of this giant 3.5 million square foot building to increase – as such it’s a keeper, for now. This asset will be included in the “Other” segment, be managed in Chicago by the very capable Myron Maurer, reporting to New York Division senior management.

We continue to own 7 West 34th Street, which will be converted back to an office building and transferred to the New York Division.

We made real progress reducing our exposure to the enclosed mall business by selling Kings Plaza and Green Acres for an aggregate of $1.25 billion.  It was a good time to sell, and we did well here.  The $304 million tax gain from Green Acres was 1031’d into 666 Fifth Avenue retail; the $624 million tax gain from Kings Plaza was paid out to shareholders as a long-term capital gain dividend (our share $202 million, $1.00 per share).

To trim non-strategic, non-geographic assets, we sold, or are under contract to sell, 15 retail properties for approximately $430 million, realizing net gains of $98 million. More is yet to come.

LNR is under contract to be sold for $1.053 billion, our share $241 million, net.(6)

In the third quarter of 2012, we sold our equity investment in Verde to an affiliate of Brookfield Asset Management, for $28 million, recognizing a loss of $4.9 million.  We continue to hold $25 million of Verde 4.75% 2018 debentures.

In March 2013, we sold 10 million shares of JC Penney (43% of our position), reducing our ownership to 6.1%, realizing an economic loss of $97.3 million. This has obviously been a difficult and very disappointing investment.

Exiting the privately held Toys “R” Us is proving to be more difficult.(7)

Our aim is to simplify everything in our business, including our 206-page 10-K. Beginning in 2012, we redefined the New York segment to encompass all of our New York assets, including the 1.0 million square feet in 21 freestanding Manhattan street retail assets (previously in the Retail segment) and Hotel Pennsylvania and Alexander’s (previously in the Other segment).  Beginning in 2013, we will no longer show the Mart business as a separate segment.

We will continue to simplify and prune.

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6       Our 8-year investment in LNR is scheduled to come to a close shortly.  LNR is the nation’s largest special servicer of Commercial Mortgage Backed Securities (CMBS).  As such, it is a work out specialist who accedes to control as a result of an actual or anticipated default – just the time when we become interested. When it was last sold in 2003, we were the under-bidder and then provided finance to the buyer in two tranches:  a $60 million tranche, which was repaid in full and a $75 million tranche, which was restructured in 2010.  In connection with the restructuring, we added $116 million of new capital becoming the largest single owner with 26.2% in a club of five investors. For the entire investment our IRR is 11.9%; from the restructuring date when we added capital, our IRR is 40.4%.  Because of the wonders of the equity method of GAAP accounting, where our share of undistributed income is added to basis, we will realize very little accounting (or tax) gain here. Beginning in the first quarter of 2013, LNR’s FFO will be treated as non-comparable.

7       In December 2012, we recorded a $40 million non-cash impairment charge on our investment in Toys “R” Us.  Because of this impairment, going forward, we must record losses, but cannot record gains. Beginning in 2013, we will present Toys as non-comparable FFO.

Operating Platforms…Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  Our operating platforms are where the rubber meets the road.  And…in our business, leasing is the main event. As in past years, we present below leasing and occupancy statistics for our businesses.

						Merchandise Mart
(square feet in thousands)	Total	New York		Washington	Retail	Office	Showroom
		Office	Retail
2012
Square feet leased	6,648	1,950	192	2,111	1,422	593	380
GAAP Mark-to-Market	9.1%	4.9%	29.5%	3.4%	20.5%	39.9%	11.0%
Number of transactions	687	139	23	201	166	4	154

2011
Square feet leased	6,902	3,211	61	1,735	1,348	241	306
GAAP Mark-to-Market	13.6%	18.4%	12.9%	8.2%	15.1%	15.7%	1.5%
Number of transactions	706	149	9	206	176	8	158

2010
Square feet leased	4,993	1,364	44	1,678	1,140	171	596
GAAP Mark-to-Market	5.6%	(1.9%)	47.0%	10.0%	15.8%	(6.1%)	4.0%
Number of transactions	798	154	15	219	157	15	238

Occupancy rate:
2012	91.5%	95.9%	96.8%	84.1%	93.4%	90.0%	94.7%
2011	93.2%	96.2%	95.6%	90.6%	93.2%	90.1%	89.8%
2010	94.5%	96.1%	96.4%	95.0%	92.6%	90.9%	95.0%
2009	93.1%	95.5%	(8)	93.3%	91.6%	88.8%	89.4%
2008	94.2%	96.7%	(8)	95.0%	92.0%	96.5%	92.2%
2007	94.9%	97.6%	(8)	93.3%	94.2%	96.7%	93.7%
2006	94.1%	97.5%	(8)	92.2%	92.7%	97.4%	93.6%
2005	94.2%	96.0%	(8)	91.2%	95.6%	97.0%	94.7%
2004	94.2%	95.5%	(8)	91.5%	93.9%	96.5%	97.6%
2003	94.1%	95.2%	(8)	93.9%	93.0%	92.6%	95.1%

In 2012, we leased 6,648,000 square feet.  Thank you to our all-star leasing captains: Glen Weiss, Brendan Owen, Jim Creedon, Sherri White, Leigh Lyons, Michael Zucker and Paul Heinen.(9)

Since the beginning of 2012, we signed 15 leases of over 50,000 square feet, totaling 2,660,000 square feet. The  big deals of the year were the 646,000 square foot lease extension (to 2035) with Macy’s in Penn Plaza (17.8% GAAP mark-to-market) and the 572,000 square foot headquarters lease with Motorola Mobility, owned by Google, at the Merchandise Mart.(10)

________________________________

8       Included in New York Office.

9        And thank you to our Springfield Town Center leasing team headed by Michael Khouri, Jill Creps, Terry Furry and Jessica Secreti, whose accomplishments will hit our leasing chart in 2014.

10      Runner-ups in the large-lease category were: 315,000 square foot leases with Interpublic Group at 909 Third Avenue and 100 West 33rd Street, and a 209,000 square foot lease with Information Builders at Two Penn Plaza.

In the Penn Plaza District of Manhattan, we own 6.7 million square feet of Class A office in five buildings, plus the 1,700-room Hotel Pennsylvania, plus street retail.  Four million square feet sits atop Penn Station, the busiest commuter hub in North America, and is all interconnected below ground.  The Penn Plaza District is anchored by Penn Station, Madison Square Garden and Macy’s flagship (the largest store in the nation measured by both size and sales volume and,…as I like to say, equivalent to ten regional malls).  We sit at the gateway to Manhattan’s West Side at the northern edge of the Midtown South submarket.  We benefit from spillover from the Chelsea and Park Avenue South submarkets, which are flooded by tech firms and workers who don’t wear ties.  Interestingly, in 2012, the Penn Plaza District had the city’s highest percentage increase in rental rate and the lowest vacancy rate (6.3%). We have a forever history of being full here, averaging over 96% occupancy over the last ten years. Our average in-place rents in Penn Plaza have steadily grown from $37.98 in 2003 to $51.16 in 2012.  Our lease renewal rate fluctuates between a high 60% to a higher 70%.  The streets are teeming with people.  Hotel Pennsylvania, all our street retail here, Moynihan Station are all opportunities in our future.

We are excited about the prospects for 280 Park Avenue (at 48th Street) where we (together with partner SL Green) are well along in the stem-to-stern renovation of this 1.2 million square foot building.  After renovation, 280 will be the most modern building on Park Avenue, and… the best.

Our largest acquisition in 2012 was $707 million for 666 Fifth Avenue retail (Uniqlo’s flagship, Swatch, and Hollister stores).  We already owned 50% of the office building above. This deal certainly stands on its own, but we benefited here from a double whammy, since it also served as a 1031 like-kind exchange for the Green Acres gain.  Here’s the math: we sold Green Acres at a 5.3% cash cap rate; we acquired 666 retail at a 4.4% cash cap rate, but at a 5.6% GAAP cap rate (which adjusts for under-market rents).  The icing on the cake was a ten year $390 million non-recourse mortgage at 3.6% interest‑only which leveraged our first-year cash return to 5.4%.  And, the leases here have rent bumps every year.  This asset’s return is pure i.e., no capex will be expended during the 15-year initial lease terms.  We are delighted to have moved this capital to Fifth Avenue from Valley Stream.

We own a best-in-class 49-property, 2.2 million square foot street retail business in Manhattan.  This portfolio is laden with opportunity. This year’s to-do list for Sherri White and her team is re-leasing and creating value from three of our large flagship locations whose old low-rent leases are expiring shortly… and, of course leasing the retail and signage at our newest marquis site, the Marriott hotel, Times Square.

In Washington our focus, of course, continues to be re-leasing the BRAC move-outs. Last year, and again this year, we set forth our estimate of the financial effect of BRAC – please see page 80 in our 2012 Form 10-K.  The eye of the BRAC storm is Skyline, where we are currently 40% vacant (by contrast Crystal City is 15% vacant).  In Skyline, we have a $678 million ($257 per square foot) non-recourse mortgage and are currently in negotiation with the special servicer to restructure this loan.  Mitchell and team will  lease all the BRAC space.

In 2012, we leased 2.1 million square feet in Washington, up from 1.7 million square feet in each of the two prior years.  Our mix is normally about 70% private sector and 30% government. We lease well more than our fair share in Washington. We recently backed up this boast with hard statistics confirming that in almost every sub-market our lease signings are double our market share (and in all sub-markets are at least greater than our market share).  In fact, in Crystal City where we have a 63% market share, we did 100% of all leases over 20,000 square feet.

We have many value-creating development opportunities in Washington, where we have: rights to add 3.6 million square feet to Crystal City (above tear-downs), a 46% co-managing ownership interest in the best development site in Rosslyn, on the edge of the Potomac River overlooking the Kennedy Center, and 20 acres of land in Pentagon City zoned for 2,100 residential units, plus office, plus hotel.

•         Subject to improving market conditions, we are preparing the first step in our ambitious redevelopment program for Crystal City: 1900 Crystal Drive, a new 700,000 square foot glass office tower (replacing a 370,000 square foot tear-down), which will rise 150 feet above the Crystal City skyline.

•         We currently own 2,414 residential rental units in Washington. In 2012 we were 97.8% occupied and enjoyed 8.3% rental growth.  This fall we will begin development of a new-build of 700 rental units and a Whole Foods Market in Pentagon City.

David Greenbaum has run our ever-growing New York flagship business since the very beginning.  Mitchell Schear has run our largest-in-the-market Washington business for ten years to the day (today is his anniversary).  Both are recognized leaders, most capable and deserve our deep thanks.

Bob Minutoli and team are doing a fine job polishing our core retail portfolio, while pruning certain unwanted assets.

We are excited about the total transformation of Springfield Town Center (Springfield, VA, southwest quadrant of the Washington Beltway), which is well underway for a fall 2014 opening. Here, we are razing the existing mall and rebuilding 706,000 square feet of shops, theater, restaurants, etc. between an existing Macy’s, JC Penney and Target anchors.  This is a big deal, where we are investing $225 million of fresh capital on top of a like amount of existing investment.  Bob Minutoli with Bob Byrne and Bill Rowe are our very capable development team leaders here.

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Stop & Shop Litigation

In February 2013, we received $124 million pursuant to a settlement agreement with Stop & Shop for our claim under a 1992 Agreement which provided for annual rent of $6 million for a period potentially through 2031. The settlement terminates Vornado’s right to receive this rent and ends litigation between the parties which started ten years ago.  In prior years, Vornado recognized $48 million of rental income under the Agreement.  This settlement, net of expenses, will result in Vornado recognizing $59 million of income in the first quarter of 2013. Thank you to Joe, David and Rob, our great Sullivan & Cromwell legal team.

Dividends

Dividends are an important portion of shareholder return.  Our policy is to pay out our taxable income. In 2012, we paid a regular dividend of $2.76 per share, of which $2.36 was ordinary income and $0.40 was long-term capital gain. We also paid in December an additional $1.00 special long-term capital gain dividend from the sale of Kings Plaza.  Based on 2012 year-end closing stock price of $80.08, our regular dividend yielded 3.4% and our total dividend yielded 4.7%. In January 2013, the dividend was raised to $0.73 per quarter, a new indicated annual rate of $2.92 per share.  It’s too early to predict whether and how much any special year-end dividend might be this year.

Sustainability

At Vornado, we believe that environmental sustainability is not only responsible citizenry, it is also good business. Our goal is to be a leader in sustainability by creating a corporate culture that integrates the principles of environmental responsibility and sustainable growth into our business practices. Highlights of our work in 2012 include the LEED certification for Existing Buildings of 30 of our Washington properties, as well as winning the NAREIT Leader in the Light Gold Award for the third year in a row, winning the 2013 ENERGY STAR Partner of the Year with over 25 million square feet of EPA-designated Energy Star buildings and being first among real estate firms in Newsweek’s “Greenest Companies” Listing.  Thanks to Suki. Please see our website at www.vno.com  for our annual sustainability report.

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It feels to me that we are on the footholds of a major economic expansion in America.  What’s going on in the real economy - housing, autos, innovation, etc. is the real McCoy.  It also feels to me like interest rates will stay lower for longer than the pundits expect and that we are near the tipping point where market participants will start to believe and act as if it’s their God-given right to zero-bound interest rates. I don’t expect cap rates to rise anytime soon.

We are, after all, in an extended period of easy money, worldwide – central bankers as Santa Claus. I have no idea, and doubt that anyone does, how to unwind this easy money feast.

I can see the bubble on the horizon; the fat lady entering the building.  In our industry and in our city, highly leveraged players are back, facilitated by new credit market participants – 85-90% loans are again available, the whole menu of PIK, mezz, participating this-and-that, are back.

A dear friend and real estate legend commented to me that recent events in Cyprus should increase the value of New York real estate by 10%.

Our basic instinct is to build, acquire and grow.  But, my belly tells me that prices are now higher than future prospects and therefore, we will buy carefully and likely sell more than we buy.

Maybe low multiple businesses are low multiple for a reason.  And…maybe low multiple businesses don’t belong inside high multiple businesses.

I worry a lot about the Internet’s accelerating effect on commodity retail.  I don’t worry too much about officing at home, and such.  I cannot worry about densification (more workers in less space); it is a trend that is here to stay and that we will deal with.

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Michael Fascitelli

After 16 years at Vornado, my friend and partner Mike Fascitelli has decided to step down as President and CEO effective April 15th. Mike will remain a member of our Board of Trustees. Mike plans to take a break after which he will pursue new challenges.

Mike has made an indelible impact on the history of Vornado. He joined 16 years ago as President, Chief Growth Officer and my partner.  These past 16 years at Vornado have been a period of growth and change. Mike led our Vornado teams in acquisitions totaling over $22 billion…which were fueled by capital market transactions totaling $28 billion.  Outstanding performance. It has been a great run.

Mike is a highly intelligent, capable and caring leader. The Vornado Board and I could not be more appreciative of his efforts and accomplishments these last 16 years…thank you, Mike.

*        *        *

Thanks to Mark Falanga, who left us in March 2013, after successfully completing the Mart’s transformation.

Thanks to Gerry Storch for his over seven years as CEO of Toys “R” Us.

Thanks to Tony Deering for his over seven years of service on our Board and its Audit Committee.  Tony is a seasoned CFO and CEO, a knowledgeable, wise and excellent director.

*        *        *

I’ll say it again and again…I am fortunate to work every day with the gold medal team. Our operating platforms are the best in the business.  Thanks to my partners, Michael Franco, David Greenbaum, Joe Macnow, Mitchell Schear, Wendy Silverstein and Bob Minutoli and thanks to Glen Weiss, Sherri White and Laurie Kramer.  Thank you as well to our very talented and hard working 46 Senior Vice-Presidents and 88 Vice-Presidents who make the trains run on time, every day.

Our Vornado family has grown with 20 marriages and 49 babies this year.

We all wish baby Scarlett a full and speedy recovery.

On behalf of Vornado’s senior management and 4,428 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth

Chairman

April 5, 2013

Again this year, I offer to assist shareholders with tickets to my wife’s productions on Broadway – this year, it’s Kinky Boots, which I highly recommend.  Please call if I can be of help.

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002
Net Income	617.3	662.3	647.9	106.2	359.3	541.5	554.8	536.9	592.9	460.7	232.9
Interest and debt expense	760.5	797.9	828.1	826.8	821.9	853.5	698.4	418.9	313.3	296.1	305.9
Depreciation, amortization, and income taxes	742.3	782.2	706.4	739.0	568.1	680.9	530.7	346.2	298.7	281.1	257.7
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--	--	--	--	30.1
EBITDA	2,120.1	2,242.4	2,182.4	1,672.0	1,749.3	2,075.9	1,783.9	1,302.0	1,204.9	1,037.9	826.6
Gains on sale of real estate	(487.4)	(61.4)	(63.0)	(46.7)	(67.0)	(80.5)	(45.9)	(34.5)	(78.8)	(168.5)	(3.4)
Real Estate impairment loss	141.6	29.8	109.0	23.2	--	--	--	--	--	--	--
Noncontrolling Interests	45.3	55.9	55.2	25.1	55.4	69.8	79.9	133.5	156.5	175.7	137.4
EBITDA before noncontrolling interests and gains on sale of real estate	1,819.6	2,266.7	2,283.6	1,673.6	1,737.7	2,065.2	1,817.9	1,401.0	1,282.6	1,045.1	960.6
Non-comparable items	144.6	(314.1)	(418.3)	121.4	67.8	(339.2)	(432.7)	(360.7)	(348.9)	(250.6)	(175.6)
EBITDA adjusted for comparability	1,964.2	1,952.6	1,865.3	1,795.0	1,805.5	1,726.0	1,385.2	1,040.3	933.7	794.5	785.0

Below is a reconciliation of Net Income to FFO:
($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2009	2008	2007	2006	2005	2004	2003	2002
Net Income	106.2	359.3	541.5	554.8	536.9	592.9	460.7	232.9
Preferred share dividends	(57.1)	(57.1)	(57.1)	(57.5)	(46.5)	(21.9)	(20.8)	(23.2)
Net Income applicable to common shares	49.1	302.2	484.4	497.3	490.4	571.0	439.9	209.7
Depreciation and amortization of real property	508.6	509.4	451.3	337.7	276.9	228.3	208.6	195.8
Net gains on sale of real estate and insurance settlements	(45.3)	(57.5)	(60.8)	(33.8)	(31.6)	(75.8)	(161.8)	--
Real estate impairment loss	23.2	--	--	--	--	--	--	--
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--	30.1
Partially-owned entity adjustments:
Depreciation and amortization of real property	140.6	115.9	134.0	105.6	42.1	49.4	54.8	51.9
Net gains on sale of real estate	(1.4)	(9.5)	(15.5)	(13.2)	(2.9)	(3.0)	(6.8)	(3.4)
Income tax effect of adjustments included above	(22.9)	(23.2)	(28.8)	(21.0)	(4.6)	--	--	--
Noncontrolling interests’ share of above adjustments	(47.0)	(49.7)	(46.7)	(39.8)	(32.0)	(28.0)	(20.1)	(50.5)
Interest on exchangeable senior debentures	--	25.3	25.0	24.7	18.0	--	--	--
Preferred share dividends	0.2	0.2	0.3	0.7	0.9	8.1	3.6	6.2
Funds From Operations	605.1	813.1	943.2	858.2	757.2	750.0	518.2	439.8
Funds From Operations per share	$3.49	$4.97	$5.75	$5.51	$5.21	$5.63	$4.44	$3.91